Exhibit 23.1

                          CONSENT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
Financial Institutions, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Financial Institutions, Inc. of our report dated January 31, 2001, relating to the consolidated statements of financial condition of Financial Institutions, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Financial Institutions, Inc.



                                  /s/ KPMG LLP



         February 4, 2002
         Buffalo, New York